Exhibit 10.11

ETHANOL MARKETING AGREEMENT

BETWEEN

AVENTINE RENEWABLE ENERGY, INC.

A Delaware corporation

AND

PANDA HEREFORD ETHANOL, L.P.

A Delaware limited partnership

Dated as of October 13, 2005

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

ETHANOL MARKETING AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of this 13th day of October, 2005 (the “Effective Date”) by and between Panda Hereford Ethanol, LP, a Delaware limited partnership (“Panda”) and Aventine Renewable Energy, Inc., a Delaware corporation (“ARE”). Both Panda and ARE are herein individually referred to as “Party” and collectively as “Parties”.

RECITALS:

WHEREAS, Panda is currently developing a facility in Hereford, Texas (the Hereford Facility) that contemplates the production of ethanol and other co-products (the “Project”);

WHEREAS, ARE has knowledge of the ethanol industry in the United States and has experience related to ethanol marketing, sales and distribution; and

WHEREAS, Panda desires to sell all of the ethanol produced at the Hereford Facility exclusively to ARE and ARE desires to purchase all of such ethanol under the terms and conditions set forth in this Agreement.

AGREEMENT:

For and in consideration of the mutual promises, covenants, obligations and benefits described in this Agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

1.1 Defined Terms. As used in this Agreement, including the Exhibits and other attachments hereto, each term with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term as set forth below:

(a) “Affiliate” shall mean, in relation to any Person, any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, such other Person; or (ii) which directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock of such other Person; or (iii) which has fifty percent (50%) or more of any class of voting stock that is directly or indirectly beneficially owned or held by such other Person; or (iv) who either holds a general partnership interest in such other Person or such other Person holds a general partnership interest in the Person.

(b) “Adjusted Net Panda Proceeds” shall mean the Adjusted Net Pool Price multiplied by the Panda Delivered Volumes for the Month (as reflected in the Monthly Delivered Volumes Report for the corresponding Month).

(c) “Adjusted Net Pool Price” shall mean the Adjusted Net Pool Proceeds divided by the Pool Delivered Volumes.

(d) “Adjusted Net Pool Proceeds” shall mean the Net Pool Proceeds plus Inventory Volume Adjustment plus Inventory Mark to Market Adjustment minus Inventory Carrying Cost.

(e) “Approvals” shall mean any and all permits, clearances, licenses, visas, authorizations, consents, decrees, waivers, privileges, filings, exemptions or approvals of any Person or any federal, state, city, county, local or regional authorities, departments, bodies, commissions, corporations, branches, agencies, courts, tribunals, judicial authorities, legislative bodies, administrative bodies or regulatory bodies.

(f) “Aventine Gross Proceeds” shall mean for each Month the total revenue received by ARE for any fuel grade ethanol sold by ARE including for Purchase Resale Transactions, excluding any ARE fuel market hedging (as such revenue is reflected in the Monthly Pool Sales Report for the corresponding Month).

(g) “Aventine Sales Volumes” shall mean, for each Month, the total number of Gallons of fuel grade ethanol sold (as reflected in the Monthly Pool Sales Report) net of Terminalized Volume Gain or Loss.

(h) “Barrel” shall mean a volumetric unit of measure equivalent to 42 U.S. Gallons.

(i) “Business Day” shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

(j) “Capital Employed Adjustment” shall mean (Inventory Carrying Cost less Receivable Carrying Cost) multiplied by (Panda Delivered Volumes divided by Pool Delivered Volumes), a sample calculation of which is included in Exhibit D.

(k) “Commercial Operations Date” shall mean the date on which the Hereford Facility will begin operating and producing Ethanol, estimated to be the date that is fourteen (14) months from Financial Closing.

(l) “Commission Rate” shall mean a commission equal to *****% of the Net Pool Price, deducted by ARE, for each Gallon of Ethanol sold to ARE hereunder; provided, however, that in the event that the Parties enter into an agreement for the marketing of ethanol in connection with any additional proposed ethanol project by Panda or an Affiliate of Panda, beginning as of the date of the first delivery of ethanol under any such agreement, ARE’s commission for each Gallon of Ethanol sold to ARE pursuant to this Agreement shall equal *****% of the Net Pool Price.

(m) “Delivery Period” shall mean the period of time during which deliveries of Ethanol are to be made which shall be agreed upon and set forth in the Operating Procedures.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

(n) “Delivery Point(s)” shall mean a location at the Hereford Facility which shall be agreed upon and set forth in the Operating Procedures.

(o) “Estimated Net Pool Price” or “ENPP” shall mean an estimate, as reasonably determined by ARE, of what the actual weighted average NPP will be for the month, which is reported by ARE to all Pool members on a regular basis (as reflected in the Monthly Delivered Volume Report).

(p) “Estimated Panda Proceeds” shall mean, for each Month, the total of Gross Delivery Payments (as reflected in the Monthly Delivered Volumes Report for the corresponding Month under the heading “Hereford”).

(q) “Financial Closing” shall mean the date on which financing (debt and/or equity) sufficient to complete construction of the Project has been obtained and the first draw thereunder has been made.

(r) “Financing Persons” shall mean the lenders, security holders, investors, equity providers and others providing financing or refinancing to or on behalf of Panda, for the development, construction and ownership of the Project or any portion thereof, or any trustee or agent acting on behalf of any of the foregoing.

(s) “Force Majeure Events” shall mean all events and occurrences which (i) arise after the Effective Date and, (ii) are beyond the reasonable control of the Party claiming such event. Such events shall include, without limitation, tornadoes, earthquakes, fire, flood, lightning, natural disasters, governmental actions and orders, political disturbances, and war; such events specifically shall exclude any labor strikes, work stoppages or similar labor action (except for labor strikes, work stoppages or similar labor action affecting transportation of Ethanol).

(t) “Freight Costs” shall mean the total fuel grade ethanol freight (including, without limitation, weighing and switching) and demurrage charges as set forth in ARE’s general ledger.

(u) “Gallons” shall mean gallons as adjusted to net ***** degree Fahrenheit.

(v) “Gross Delivery Payment” shall mean the ENPP multiplied by the Panda Delivered Volumes.

(w) “Indirect Marketing Cost” shall mean all indirect marketing costs associated with the sale of Pool Gallons of fuel grade ethanol, including government taxes and assessments, insurance, inspection fees, employee compensation and other indirect marketing costs to the extent such other indirect marketing costs are immaterial (but excluding direct costs incurred in marketing such ethanol), as all such costs are set forth in ARE’s general ledger.

(x) “Inventory” shall mean all Gallons of ethanol delivered but not sold on behalf of the Pool.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

(y) “Inventory Carrying Cost” shall mean Pool Delivered Volumes multiplied by NPP, multiplied by (*****), multiplied by the number of days in the Month, a sample calculation of which is included in Exhibit D.

(z) “Inventory Carrying Cost Per Gallon” shall mean Inventory Carrying Cost divided by Pool Delivered Volumes.

(aa) “Inventory Mark to Market Adjustment” shall mean, (i) in the event that the Inventory Volume Variance for the prior Month was positive, the Inventory Volume Variance for the prior Month multiplied by ((the NPP less the Inventory Carrying Cost Per Gallon) less the Inventory Price for the prior Month); or (ii) in the event that the Inventory Volume Variance for the prior Month was negative, no adjustment is required.

(bb) “Inventory Price” shall mean for each Month, (i) in the event that the Inventory Volume Variance is positive for that Month, the ENPP for the first day of the following Month or (ii) in the event that the Inventory Volume Variance is negative for that Month, the NPP for that Month minus the Inventory Carrying Cost Per Gallon.

(cc) “Inventory Volume Adjustment” shall mean the Inventory Volume Variance multiplied by the Inventory Price.

(dd) “Inventory Volume Variance” shall mean for each Month the Pooled Delivered Volumes, less the Aventine Sale Volumes, less the Purchase Resale Volumes.

(ee) “Month” shall mean one calendar month.

(ff) “Monthly Delivered Volumes Report” shall mean the monthly report prepared by ARE containing the information set forth in Example #1 of Exhibit C hereto.

(gg) “Monthly Pool Sales Report” shall mean the monthly report prepared by ARE containing the information set forth in Example #3 of Exhibit C hereto.

(hh) “Monthly Purchase Resale Report” shall mean the monthly report prepared by ARE containing the information set forth in Example #2 of Exhibit C hereto.

(ii) “Net Delivery Payment” shall mean the Gross Delivery Payment multiplied by (1.0 minus the Commission Rate).

(jj) “Net Pool Price” or “NPP” shall mean (i) the Net Pool Proceeds divided by (ii) the total of Aventine Sales Volumes less the Purchase Resale Volumes.

(kk) “Net Pool Proceeds” shall mean the Aventine Gross Proceeds, less the Purchase Resale Revenue, less Operating Expenses, plus the Purchase Resale Cost Absorption.

(ll) “Operating Expenses” shall mean, with respect to any given period, all direct costs incurred by ARE in handling ethanol sales for the Pool during such period, including Freight

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

Costs, Storage Cost, Rail Cost, Indirect Marketing Cost, any Pool Shortage Cost incurred due to lost production, and costs incurred under tariffs, but excluding direct costs incurred in marketing such ethanol.

(mm) “Panda Delivered Volumes” shall mean the number of Gallons of Ethanol that have physically left the Hereford Facility via truck, train or any other means of transportation as evidenced by bills of lading issued by Panda or ARE (as reflected in the Monthly Delivered Volumes Report).

(nn) “Person” shall mean any natural person, corporation, company, partnership, limited liability company, joint venture, trust, unincorporated organization, organization, association, sole proprietorship, government (or any agency, instrumentality or political subdivision thereof, including autonomous and quasi-autonomous entities) or other entity.

(oo) “Plant Shipment Schedule” shall mean the monthly report prepared by ARE containing the information set forth in Example #6 of Exhibit C hereto.

(pp) “Pool” shall mean all volumes of fuel grade ethanol purchased by ARE from sellers who have agreed to receive amounts equal to the Net Pool Price for such fuel grade ethanol with respect to any given period, along with aggregate fuel grade ethanol volumes produced by ARE during such period.

(qq) “Pool Delivered Volumes” shall mean the number of Gallons of fuel grade ethanol in the Pool that has physically left the facility of a Pool member via truck, train or any other means of transportation (as reflected in the Monthly Delivered Volumes Report).

(rr) “Pool Shortage Cost” shall mean, in the event that ARE is short volumes of ethanol from the Pool with respect to obligations under third-party contracts, and ARE must purchase ethanol from non-Pool sources to cover such obligations, any additional costs incurred by ARE as a result of purchasing such ethanol.

(ss) “Prime Rate” shall mean the prime lending rate as reflected in the Wall Street Journal on the first day of every month.

(tt) “Production Estimate(s)” shall mean Panda’s best estimate of its anticipated monthly Ethanol production for the twelve (12) month period following the date of such estimate; provided, that, preliminary Production Estimates provided prior to the Commercial Operations Date shall be estimates for the twelve (12) month period following the Commercial Operations Date.

(uu) “Purchase Resale Cost Absorption” shall mean, for each Month, all direct costs incurred by ARE in handling Purchase Resale Transactions during such Month, including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars, barges and trucks (as reflected in the Monthly Purchase Resale Report for the corresponding Month).

(vv) “Purchase Resale Revenue” shall mean for each Month, the revenue received by ARE for all Purchase Resale Transactions (as reflected in the Monthly Purchase Resale Report for the corresponding Month).

(ww) “Purchase Resale Transactions” shall mean transactions in which ARE purchases ethanol from a third-party who is not a member of the Pool and re-sells the Gallons of such ethanol for its own account (as reflected in the Monthly Purchase Resale Report).

(xx) “Purchase Resale Volumes” shall mean, for each Month, the total number of Gallons of fuel grade ethanol sold in Purchase Resale Transactions (as reflected in the Monthly Purchase Resale Report).

(yy) “Rail Cost” shall mean ARE’s rail car lease costs and rail expenses for fuel grade ethanol as set forth on ARE’s general ledger.

(zz) “Receivable Carrying Cost” shall mean the following formula – Part A: (((beginning Inventory as of the first day of the Month plus Inventory as of the last day of the Month) / 2) multiplied by NPP, multiplied by (*****), multiplied by the number of days in the Month) plus Part B: ((Pool Delivered Volumes less Inventory Volume Variance (if positive)) multiplied by (NPP multiplied by (*****) multiplied by Receivable – Payable Spread Days), an example calculation of which is included in Exhibit D.

(aaa) “Receivable – Payable Spread Days” shall mean the difference of ARE’s receivable days outstanding less ARE’s payable days outstanding, which shall be equal to *****.

(bbb) “Regulatory Requirements” shall mean all requirements and provisions of federal, state, city, county and local constitutions, laws, statutes, rules, regulations and ordinances enacted or issued from time to time, and all judicial and administrative orders, judgments and decrees of any governmental authority having jurisdiction concerning the matters contained herein issued from time to time.

(ccc) “Shipment Confirmation Report” shall mean the monthly report prepared by ARE containing the information set forth in Example #7 of Exhibit C hereto.

(ddd) “Storage Cost” shall mean ARE’s total fuel grade ethanol storage, throughput and terminal costs as set forth on ARE’s general ledger.

(eee) “Terminalized Volume Gain or Loss” shall equal the sum of (i) the Pool volumes of ethanol delivered from storage and/or distribution terminals during the prior Month (as evidenced by monthly activity reports furnished to ARE by storage and/or distribution terminal operators) minus the Pool volumes of ethanol delivered from storage and/or distribution terminals during the prior Month (as evidenced by ARE’s accounting records), (ii) the total Gallons of ethanol in the Pool that have physically left the facilities of Pool members and been delivered to storage and/or distribution terminals during the prior Month (as evidenced by monthly activity reports furnished to ARE by storage and/or distribution terminal operators)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

minus the total Gallons of ethanol in the Pool that have physically left the facilities of Pool members and been delivered to storage and/or distribution terminals during the prior Month (as evidenced by ARE’s accounting records), plus (iii) the total Gallons of ethanol held by storage and/or distribution terminals at the end of the prior Month (as evidenced by monthly activity reports furnished to ARE by storage and/or distribution terminal operators) minus the total Gallons of ethanol held by storage and/or distribution terminals at the end of the prior Month (as evidenced by ARE’s accounting records). In addition to the prior Month’s adjustment, as calculated above, there may be additional immaterial Terminalized Volume Gain or Loss adjustments for Months preceding the prior Month.

(fff) “True-up Settlement Payment” shall mean (Adjusted Net Panda Proceeds less Estimated Panda Proceeds, plus Capital Employed Adjustment) multiplied by (1.0 minus the Commission Rate).

ARTICLE II

TERM

2.1 Term. The term of this Agreement shall commence as of the Effective Date and continue for a two (2) year period from and following the Commercial Operations Date, unless terminated earlier in accordance with this Agreement (the “Term”).

2.2 Termination. Either Party may terminate this Agreement effective immediately upon an Event of Default by the other Party as described in Article XII.

2.3 Amendment/Modification. The Parties agree to make any necessary amendments and or modifications to this Agreement in the event that ARE becomes a Financing Person.

ARTICLE III

SUPPLY OF ETHANOL

3.1 Supply and Quality. Panda hereby agrees to sell exclusively to ARE and ARE hereby agrees to purchase all of the fuel grade ethanol produced at the Hereford Facility by Panda (the “Ethanol”), which shall conform to the specifications contained in Exhibit A. ARE shall have the right to reject any Ethanol which fails to conform to such specifications; provided, however, failure to reject any such Ethanol shall not constitute a waiver of Panda’s obligation to deliver any such Ethanol conforming to such specifications; provided, however, that results of testing conducted at the Hereford Facility shall be conclusive with respect to whether Ethanol meets the required specifications. ARE hereby acknowledges and agrees that its obligation pursuant to this Section 3.1 is to purchase all such Ethanol delivered by Panda during any given Delivery Period, if any, notwithstanding the Production Estimates provided by Panda pursuant to Section 3.3(b) below, and such obligation shall commence as of the Commercial Operations Date. Notwithstanding the foregoing, in the event that Panda produces in excess ***** Gallons of Ethanol per day (the “Daily Production Amount”), Panda shall have the right, upon six (6) months prior written notice to ARE, to cap the Gallons of Ethanol sold to ARE pursuant to this Agreement to such Daily Production Amount. Upon the date specified in such notice, Panda shall have no obligation to sell and ARE shall have no obligation to purchase any Gallons of Ethanol in excess of the Daily Production Amount.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

3.2 Purchase of Ethanol Prior to Commercial Operations Date. In addition to the obligation to purchase Ethanol as of the Commercial Operations Date in accordance with Section 3.1 above, ARE agrees to purchase, in accordance with Article IV, and transport, in accordance with Section 5.2, any Ethanol produced at the Hereford Facility prior to Commercial Operations Date. Panda shall provide ARE with notice of any such production and the Parties shall agree on a time and location for delivery.

3.3 Production Estimates. (a) Prior to the Commercial Operations Date, Panda shall provide ARE with the following preliminary Production Estimates: the first preliminary Production Estimate shall be delivered no later than ninety (90) days prior to Commercial Operations Date; a second preliminary Production Estimate shall be delivered no later than sixty (60) days prior to Commercial Operations Date; and a final preliminary Production Estimate shall be delivered no later than thirty (30) days prior to Commercial Operations Date.

(b) On the Commercial Operations Date and on or before the first day of each Month following the Commercial Operations Date, Panda shall provide ARE with an updated Production Estimate such that ARE will have an updated Production Estimate on a rolling basis for an entire twelve (12) month period; provided, however, that when there are less than twelve (12) months remaining in the Term, the Production Estimate shall only include the number of months remaining in the Term.

3.4 Quality Control. ARE may, at its own expense and cost and during any Delivery Period, test the Ethanol in accordance with procedures to be reasonably agreed upon by the Parties in order to ensure that the Ethanol conforms to the specifications in Exhibit A.

ARTICLE IV

PRICING AND PAYMENT

4.1 Delivery. During each week, beginning on Monday and ending on the following Sunday, Panda will deliver Ethanol to ARE in accordance with the Plant Shipment Schedule, an example of which is referenced as Example #6 of Exhibit C, which will be supplied once a week by ARE to Panda; provided, however, that ARE shall accept delivery of all amounts of Ethanol, if any, for such week, whether such amounts conform to amounts listed on the Plant Shipment Schedule for that week, subject to Section 3.1 above.

4.2 Invoicing. Immediately following the passage of title as described in Section 5.4 below, Panda will deliver a bill of lading to ARE, which will reflect the total Gross Delivery Payment for that particular delivery of Ethanol.

4.3 Payment. Immediately upon receipt of the bill of lading, ARE will issue a Shipment Confirmation Report to Panda, an example of which is referenced as Example #7 of Exhibit C. ARE will have ***** Business Days from receipt of the bill of lading in which to make a payment to Panda which payment shall be equal to the Net Delivery Payment.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

4.4 Monthly True-Up. Within the first seven (7) Business Days of every month, ARE will calculate the Adjusted Net Pool Price for the prior month. An example of the calculation of the Adjusted Net Pool Price can be found in Exhibit B, attached hereto. If the Adjusted Net Pool Price results in a positive True-Up Settlement Payment, ARE shall pay to Panda on or before the fifteenth (15th) Business Day of the current Month, an amount equal to the True-Up Settlement Payment. If the True-Up Settlement Payment is negative, Panda shall, at Panda’s option, either (i) pay ARE an amount equal to the True-Up Settlement Payment by the fifteenth (15th) Business Day of the current Month or (ii) instruct ARE to withhold and set off equally from the next two (2) payments to Panda, an amount equal to the True-Up Settlement Payment. An example of the True-Up Settlement Payment calculation can be found in Exhibit B.

4.5 Reporting Requirements. In addition to providing the Adjusted Net Pool Price and the True-Up Settlement Payment calculations on a monthly basis, as reflected in Exhibit B, ARE shall also provide Panda with the additional information listed in Exhibit C in accordance with the frequency that is designated for each. The information provided should contain substantially the same information that is reflected in the examples in Exhibit C, as applicable.

4.6 Audit Rights. Panda has the right, at all times, to request and receive documentation to support all Operating Expenses, as well as expenses related to the Purchase Resale Cost Absorption. In addition, upon reasonable written notice to ARE, Panda may request an independent audit by a mutually agreed upon outside accounting firm to conduct an audit of all transactions related to the Pool, including, but not limited to the calculation of the Net Pool Price, the Inventory Volume Adjustment and the Inventory Mark to Market Adjustment, as applicable; provided, that Panda shall only be entitled to one (1) such audit in any twelve month period. In connection with any such audit, ARE agrees to provide reasonable access to such independent auditor and shall supply such auditor with all relevant information, records and documentation including all such information provided by ARE to its outside auditors. *****

ARTICLE V

DELIVERY AND TRANSPORTATION

5.1 Development of Ordering and Transporting Procedures. The Parties agree to develop a set of procedures related to ordering, measuring, storing, delivering, loading and transporting of Ethanol (including, but not limited to, procedures relating to the handling of hazardous materials by Panda employees or contractors, as applicable) (the “Operating Procedures”), no later than the date that is sixty (60) days prior to the Commercial Operations Date.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

5.2 Transportation. (a) ARE agrees to contract prior to the Commercial Operations Date, and throughout the term of this Agreement, for railcars which shall be dedicated exclusively to the performance of this Agreement (“Dedicated Railcars”). The exact number of Dedicated Railcars to be contracted for by ARE shall, subject to Section 5.3 below, be based upon Production Estimates to be provided by Panda pursuant to Section 3.3 above. As such, the quantity of Dedicated Railcars for which ARE will contract may vary over time. The Parties acknowledge, however, that for ARE to contract for Dedicated Railcars, it will require that Panda provide ARE with a written notice to proceed no later than six months prior to the Commercial Operations Date. ARE agrees that it will not place an order for Dedicated Railcars until Panda has delivered such notice to proceed.

(b) The Dedicated Railcars shall be used exclusively to accept delivery of the Ethanol from the Delivery Point and to transport and deliver such Ethanol to the markets where it is sold. Following delivery of such Ethanol to such markets, such Dedicated Railcars will then be redelivered to the Hereford Facility for receipt of additional Ethanol at the Delivery Point.

(c) ARE shall be responsible for the timely scheduling of the Dedicated Railcars with the applicable railroads serving the Hereford Facility and the markets to which the Ethanol produced from the Hereford Facility is to be delivered, in order to accept the Ethanol produced from the Hereford Facility and have it transported from such facility to the applicable markets, and redeliver the Dedicated Railcars back to the Hereford Facility, all in accordance with the Production Estimates provided by Panda pursuant to Section 3.3 above. The parties recognize, however, that the railroads are common carriers, subject to state and federal regulation and that their services are provided pursuant to tariffs approved by applicable regulatory agencies. As such, there may be times when (i) ARE timely schedules the delivery or redelivery of Dedicated Railcars to the Hereford Facility, or the transportation of Ethanol using such Dedicated Railcars from or to such facility, but the railroads fail to deliver or redeliver such Dedicated Railcars to the Hereford Facility or fail to transport the Ethanol using the Dedicated Railcars to or from such facility or (ii) ARE is unable to timely schedule the Dedicated Railcars for delivery or redelivery and/or transportation to or from the Hereford Facility, due to the actions or inactions of the railroads or for other reasons beyond ARE’s control.

(d) If at any time, ARE is unable to accept and transport Ethanol from the Hereford Facility due to either the unavailability of Dedicated Railcars or the railroads’ failure to timely transport such Ethanol using the Dedicated Railcars, ARE shall use commercially reasonable efforts to transport and market Ethanol from the Delivery Point using alternate means of transportation. In conjunction with the foregoing, (i) Panda agrees that the Hereford Facility will be constructed to include storage facilities for at least eight (8) days of production when the Hereford Facility is operating at capacity (“Panda Storage”), which storage will be utilized to store Ethanol in the event of the circumstances described in the preceding sentence and (ii) ARE agrees to install or contract for storage in the Dallas, Texas area as set forth in Section 5.3 below, and to undertake such additional activities set forth in such Section 5.3.

(e) All costs incurred by ARE under this Section 5.2 (including without limitation all costs related to the Dedicated Railcars and the transportation of such Dedicated Railcars to and from the Hereford Facility) and under Section 5.3 (including without limitation all costs related to the Storage Facility, as defined in Section 5.3 and the transportation of Ethanol to and from such Storage Facility) shall be included in Operating Expenses.

(f) In the event Panda terminates this Agreement for any reason other than an Event of Default by ARE, Panda shall, upon ARE’s written notice to Panda, be responsible for all of ARE’s costs and expenses associated with third party contracts (including without limitation carrying costs and finance charges) related to the Dedicated Railcars and to the Storage Facility, after the date of termination; provided that ARE will use its commercially reasonably efforts to minimize any such costs and expenses, including using commercially reasonable efforts to assign ARE’s rights and obligations relating to such third party contracts (and attributable to the period after the termination date) to Panda, but only as to such rights and obligations for which ARE requests Panda to be responsible for the costs and expenses associated therewith. In addition, ARE shall use its commercially reasonable efforts to assign all of its rights and obligations under such third party contracts relating to the Dedicated Railcars and the Storage Facility to Panda upon an Event of Default by ARE and upon written notice from Panda requesting such assignment.

5.3 Storage Facility. *****

5.4 Passage of Title and Risk of Loss. Title and risk of loss of the Ethanol shall occur when the Ethanol is loaded FOB onto the Dedicated Railcars, trucks, or any other mode of transportation at the Delivery Point as evidenced by bills of lading issued by Panda or ARE.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of ARE. ARE hereby represents and warrants to Panda that the following are true, legal, and correct as of the date hereof and as of the Commercial Operations Date:

(a) ARE is a corporation validly existing in good standing under the laws of the State of Delaware. ARE has all requisite power and authority to conduct its business, own its

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY PANDA ETHANOL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “*****”.

properties and execute and deliver this Agreement and perform its obligations hereunder in accordance with the terms hereof. This Agreement has been duly executed and delivered by a representative of ARE who has the requisite power and authority to execute and deliver this Agreement in the name of and on behalf of the ARE.

(b) This Agreement constitutes the legal, valid and binding obligations of ARE, enforceable against ARE in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or in law, or by securities laws with respect to indemnification.

(c) Neither the execution, delivery or performance of this Agreement (i) conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the charter documents of ARE, or any agreement, contract, indenture or other instrument under which ARE or its assets are bound, nor (ii) violates or conflicts with any applicable law, rule, ordinance or regulation or any judgment, decree, order, writ, injunction or award applicable to ARE.

(d) There is no pending legislation and no legal actions, arbitration proceedings, administrative proceedings or investigations instituted or threatened or adversely affecting, or that could adversely affect, (i) the legality, validity and enforceability of this Agreement against ARE, (ii) the performance by ARE of its obligations under this Agreement, or (iii) the condition (financial or otherwise), business or operations of ARE, nor does ARE know of any basis for any such action, proceeding or investigation.

6.2 Representations and Warranties of Panda. Panda hereby represents and warrants to ARE that the following are true, legal, and correct as of the date hereof and as of the Commercial Operations Date:

(a) Panda is a limited partnership validly existing and in good standing under the laws of State of Delaware. Panda has all requisite power and authority to conduct its business, own its properties and execute and deliver this Agreement and perform its obligations hereunder in accordance with the terms hereof. This Agreement has been duly executed and delivered by a representative of Panda who has the requisite power and authority to execute and deliver this Agreement in the name of and on behalf of Panda

(b) This Agreement constitutes the legal, valid and binding obligations of Panda, enforceable against Panda in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or in law, or by securities laws with respect to indemnification.

(c) Neither the execution, delivery or performance of this Agreement (i) conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the charter documents of Panda, or any agreement, contract, indenture or other instrument under which Panda or its assets are bound, nor (ii) violates or conflicts with any applicable law, rule, ordinance or regulation or any judgment, decree, order, writ, injunction or award applicable to Panda.

(d) There is no pending legislation and no legal actions, arbitration proceedings, administrative proceedings or investigations instituted or threatened or adversely affecting, or that could adversely affect, (i) the legality, validity and enforceability of this Agreement against Panda, (ii) the performance by Panda of its obligations under this Agreement or (iii) the condition (financial or otherwise), business or operations of Panda, nor does Panda know of any basis for any such action, proceeding or investigation.

ARTICLE VII

COVENANTS

7.1 Regulatory Requirements. Each Party hereby covenants to acquire and maintain in full force and effect throughout the Term all Approvals necessary for it to fulfill its respective obligations hereunder and to comply with all Regulatory Requirements with respect to its obligations under this Agreement. Each Party further agrees to use its reasonably commercial efforts to secure all modifications to its Approvals as necessary and maintain compliance with all its Approvals as necessary for it to fulfill its obligations hereunder in compliance with all Regulatory Requirements.

7.2 No Hedging. ARE hereby covenants that, neither ARE nor any Person or entity acting or purporting to act on ARE’s behalf will enter into any hedging agreement or other hedging arrangement or engage in any hedging activity, with respect to the sale and purchase of ethanol, whether directly or indirectly, on behalf of the Pool.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. Each Party agrees to indemnify and hold the other Party and its affiliates and their respective directors, officers and employees (collectively, the “Indemnified Parties”) harmless and defend them against all claims, losses, liabilities, penalties, damages, fees and expenses (including reasonable legal costs and attorneys’ fees) (collectively “Damages”) asserted against or incurred by, as applicable, the Indemnified Parties (i) on account of any injury to or death of persons or damages to property to the extent caused by or arising out of the negligence or willful misconduct of the indemnifying Party, its directors, officers, employees or agents in performing the indemnifying Party’s obligations under this Agreement or (ii) by reason of or resulting from its failure to perform its obligations hereunder in accordance with the terms, conditions and specifications set forth herein; including, but not limited to obligations of a Party that are performed by third-parties. Notwithstanding the foregoing, any Indemnified Party shall not be entitled to indemnification hereunder to the extent, and only to the extent, that Damages are caused by the negligence of such Indemnified Party.

8.2 Survival. The indemnification obligations set forth in Section 8.1 above, shall survive termination of this Agreement.

ARTICLE IX

INSURANCE

9.1 Insurance. (a) Each Party shall maintain at all times during the Term of this Agreement, each at its own cost and expense, with insurers authorized to transact business in the State of Texas, insurance of the following types and limits:

(i) General liability insurance including products liability with a combined single limit for bodily injury and property damage of not less than $15,000,000 each occurrence and $15,000,000 in the aggregate that may be satisfied by a combination of primary and excess liability insurance.

(ii) Employer’s liability insurance with limits of not less than $15,000,000 each accident, $15,000,000 by disease policy limit, $15,000,000 by disease each employee that may be satisfied by a combination of primary and excess liability insurance.

(iii) Workers compensation insurance in full compliance with any applicable state and/or federal laws including Federal Employer’s Liability Act (“FELA”).

(iv) Commercial auto liability insurance with limits not less than $15,000,000 each accident that may be satisfied by a combination of primary and excess liability insurance.

Each Party shall, within thirty (30) days after the Commercial Operations Date, furnish the other Party a Certificate of Insurance evidencing the foregoing insurance coverage and shall promptly provide the other Party with prior written notice of any material change to, non-renewal, or cancellation of such coverage.

(b) In the event ARE has or obtains in the future any protective liability policies with respect to local railroads, ARE shall, if requested in writing by Panda, use commercially reasonable efforts to assist Panda in obtaining a waiver of subrogation from any such insurance carrier with respect to such policy.

9.2 Contractors/Subcontractors. The obligations of ARE to maintain insurance during the term hereof shall extend to and require ARE to verify like insurance coverage maintained by any contractor or subcontractor that ARE may use with respect to the transportation of Ethanol from the Project (other than railroads (which are governed by tariffs)).

9.3 No Limitation on Liability. The insurance requirements set forth herein are minimum coverage requirements and are not to be construed in any way as a limitation on liability under this Agreement.

ARTICLE X

ASSIGNMENT

10.1 Binding Affect. This Agreement shall be binding upon and inure to the benefit of the Parties and the permitted successors and assigns of the Parties and the covenants, conditions, rights and obligations of this Agreement shall run for the full Term hereof.

10.2 Assignment by ARE. ARE shall not assign this Agreement or any portion hereof, or any of the rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of Panda. In the event of a permitted assignment, ARE shall nevertheless not be relieved from liability hereunder accrued prior to the date of such assignment. Panda hereby consents to the granting of a security interest in and any assignment by ARE to its lenders of this Agreement.

10.3 Assignment by Panda. Panda shall not assign this Agreement or any portion hereof, or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of ARE: provided, however, (i) Panda shall be entitled to assign this Agreement and its rights herein to any Affiliate but no such assignment shall relieve Panda of any liability hereunder; (ii) Panda shall be entitled to assign this Agreement to any Person (that is not an Affiliate of Panda) in conjunction with a change of ownership of the Project and/or the Hereford Facility to such Person and be released of all obligations hereunder which accrue after the date of the assignment, provided such Person assumes all of Panda’s obligations hereunder, including any financial obligations, which accrue after the date of such assignment and Panda provides ARE with written notice of such assignment; and (iii) ARE hereby consents to the granting of a security interest in and an assignment by Panda to a Financing Person and its successors, assigns, and designees in connection with any financing or refinancing related to the development, construction and operation of the Project.

ARTICLE XI

FINANCING PERSONS’ REQUIREMENTS

11.1 Financing Persons’ Requirements. (a) ARE acknowledges that Panda or its Affiliates will borrow funds for the development, construction, ownership and operation of the Project, from one or more persons or entities, which may or may not be an Affiliate of Panda that will be or become a Financing Person. Any Financing Person, as a condition to making such loans may request due diligence or financing documents or consents from ARE. In connection therewith, ARE agrees to furnish, at Panda’s expense, to any Financing Person, such written information, certificates, copies of invoices or delivery receipts, lien waivers (upon payment), affidavits and other like documents as the Financing Person may reasonably request.

(b) ARE shall promptly execute any additional documentation, as may be mutually agreed on, in form and substance reasonably requested by a Financing Person, including, but not limited to, documentation sufficient to evidence, to the satisfaction of the Financing Person, ARE’s consent to assignment of this Agreement as security to the Financing Person or otherwise upon the occurrence of events specified in such documents and any reasonable mutually agreed on modifications to this Agreement.

ARTICLE XII

DEFAULT AND REMEDIES

12.1 Events of Default. The occurrence of any one of the following shall constitute an Event of Default under this Agreement:

(a) the failure of either Party to perform any material covenant, condition or obligation under this Agreement (other than ARE’s payment obligations in Section 4.3), which failure continues for thirty (30) days after receipt of written notice from the other Party of such failure;

(b) the failure of ARE to perform its obligations pursuant to Section 4.3 in accordance with the time frames set forth in Section 4.3, which failure continues for fifteen (15) days after receipt of Notice; or

(c) the breach by either Party of a material warranty or representation made by that Party in this Agreement, which failure continues for forty-five (45) days after receipt of Notice from the other Party of such breach; provided, however, that if the material breach is of a nature that can not be cured, such breach shall be deemed an Event of Default as of the date such breach.

12.2 Remedies and Waiver. Upon the occurrence of any Event of Default, the non-defaulting party may pursue specific performance or any other available equitable remedies, and/or terminate this Agreement as provided in Section 2.2. The pursuit by either Party of any remedy available under this Agreement shall not constitute an election or waiver of any other remedy available to that Party, at equity or in law, by reason of violation or breach of any of the terms, provisions, covenants, representations or warranties of this Agreement. No waiver of any violation or breach shall be deemed or construed to constitute a waiver of any other violation or breach, and forbearance to enforce one or more of the remedies available for a violation or breach shall not be deemed to constitute a waiver of that or any other violation or breach.

12.3 Limitation of Damages. Neither party shall be liable or otherwise responsible to the other Party hereunder for consequential, incidental, punitive or exemplary damages as to any action or omission that arises out of or relates to this Agreement or its performance hereunder except for any such amounts paid by a Party to a non-Affiliate third party, which would therefore be considered actual damages incurred by such Party.

ARTICLE XIII

RESOLUTION OF DISPUTES

13.1 Friendly Consultation. In the event of any dispute, controversy or claim between the Parties arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between the Parties. If such consultations do not result in a resolution of the Dispute within fifteen (15) days, then the Dispute shall be submitted to senior executive officers of the Parties with authority to resolve all issues and who shall meet within ten (10) days after the date of a written submission by either Party, describing the Dispute. If such senior executive officers do not resolve the Dispute within five (5) days, then the Dispute may be submitted to judicial proceedings by either Party. The Parties agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such Dispute.

ARTICLE XIV

FORCE MAJEURE

14.1 Force Majeure Event. In the event either Party is rendered unable, wholly or in part, by a Force Majeure Event to carry out its obligations under this Agreement, the Parties agree that on written notice by the Party claiming a Force Majeure Event, to the other Party, the obligations of the Party giving such notice, so far as and to the extent they are affected by such Force Majeure Event, shall be suspended from the commencement of such Force Majeure Event and during the remaining period of such Force Majeure Event, but for no longer period, and such Force Majeure Event shall, so far as possible, be remedied with all reasonable dispatch; provided, however, that the obligation to make payments accrued hereunder whether prior to or during a Force Majeure Event, shall not be suspended.

ARTICLE XV

CONFIDENTIALITY

15.1 Confidentiality. The Parties agree that the contents of this Agreement and any information provided to a Party by the other Party whether of a business, technical, engineering, economic or other nature relating to the Project or the marketing of Ethanol from the Project or the disclosing Party and its Affiliates, relating to the negotiations or performance of this Agreement or otherwise provided pursuant to this Agreement (the “Confidential Information”) shall be treated as confidential and secret and that the receiving Party, without the prior written consent of the disclosing Party, shall not disclose Confidential Information to any Person, except as permitted herein. Upon the request of the disclosing Party and to the extent reasonably practicable to do so, the receiving Party shall return all written and electronic information containing Confidential Information of the disclosing Party. Notwithstanding the above, the Parties acknowledge and agree that (x) Panda may disclose Confidential Information to the Financing Parties, potential purchasers, potential lenders or investors for the Project, contractors, Panda’s Affiliates, agents, representatives and contractors, suppliers and manufacturers (and potential suppliers and manufacturers) of equipment, materials or other goods for the Hereford Facility, and other Persons as may be necessary or advisable for Panda to obtain financing for the Project and/or otherwise construct and operate the Hereford Facility and/or to perform its obligations under this Agreement and the other agreements entered into in connection with the Project or the Hereford Facility, and (y) ARE may disclose Confidential Information to its agents, contractors and other Persons as may be necessary or advisable for ARE to perform its obligations under this Agreement. To the extent that such disclosures are necessary, each Party shall endeavor in disclosing Confidential Information to seek to preserve the confidentiality of such disclosures. Notwithstanding the foregoing, this Section 15.1 shall not prevent either Party from disclosing any such Confidential Information, including the contents of this Agreement, if and to the extent: (i) required to do so by applicable law or any court, governmental or regulatory authority, provided that, if feasible, the disclosing Party shall give prior notice to the other Party of such required disclosure and, if so requested by such other Party, shall use all reasonable efforts to oppose the requested disclosure, appropriate under the circumstances; (ii) disclosed to the professional advisers, consultants or auditors of such Party; (iii) disclosed to the existing or potential lenders, shareholders, partners and equity investors of such Party; (iv) such disclosure is reasonably deemed necessary by the disclosing Party pursuant to the rules and regulations of any securities commission, securities exchange, securities trading market or similar body or agency; or (v) Confidential Information has come into the public domain (except as a result of a breach of this Section 15.1).

ARTICLE XVI

MISCELLANEOUS

16.1 Relationship of the Parties. It is expressly understood that the relationship of ARE to Panda is that of an independent contractor and nothing contained herein shall be construed to create any partnership, agency, or employer/employee relationship. ARE may freely choose the customers from whom business shall be solicited and the time and place for solicitation. Notwithstanding the foregoing, the Parties hereby agree that time is of the essence with respect to the performance of each Party’s respective obligations hereunder.

16.2 Waiver and Amendment. Failure to enforce or the waiver of any provision of this Agreement or any breach or nonperformance by Panda or ARE shall not be deemed a waiver by ARE or Panda of the right in the future to demand strict compliance and performance of any provision of this Agreement. No modifications to or recision of this Agreement may be made except by a written document signed by ARE’s and Panda’s authorized representatives.

16.3 Severability. The provisions of this Agreement are severable and if, for any reason, any one or more of the provisions contained in the Agreement shall be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall remain in effect and be construed as if the invalid, illegal or unenforceable provision had never been contained in the Agreement.

16.4 No Third Party Beneficiaries. Except with respect to the rights of a Financing Person as provided above, this Agreement does not create any third-party benefits to any Person or entity other than the signatories hereto, and is solely for the consideration herein expressed.

16.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties, and supersedes all other communications with respect to this Agreement. This document may be modified only by further written agreement between the Parties.

16.6 Good Faith Dealing. The Parties undertake to act in good faith in relation to the performance and implementation of this Agreement and to take such other reasonable measures as may be necessary for the realization of its purposes and objectives.

16.7 Further Assurances. Each Party shall, from time to time on being requested to do so by, and at the cost and expense of, the other Party, do all such acts and/or execute and deliver all such instruments and assurances as are reasonably necessary for carrying out or giving full effect to the terms of this Agreement. The Parties agree to provide any such documentation in electronic format, if and to the extent available.

16.8 Governing Law. This Agreement shall be construed under the laws of the State of New York. This Agreement is not a waiver of any permit, inspection or other legal requirements, and does not assure approval based upon any circumstances other than compliance with the law. ARE and Panda shall materially conform to and abide by all applicable federal, state and local laws and regulations.

16.9 Notices. All notices and communications (“Notices”) required or allowed by this Agreement (except as otherwise indicated herein) shall be in writing and be given (i) by depositing the notice in the United States mail postpaid and registered or certified, with return receipt requested, prepaid expedited or delivery service, with return receipt requested and addressed to the Party to be notified or (ii) by facsimile. Notice deposited in the mail in the previously described manner shall be deemed to be effective from and after the expiration of five (5) days after the notice is deposited in the mail and notice delivered by facsimile shall be deemed received on the first Business Day following the day transmitted with confirmation of receipt. Either Party may change its address by giving written notice of the change to the other Party at least fourteen (14) days before the change becomes effective. For purposes of notice, the addresses of and the designated representative for receipt of notice for each of the Parties shall be as follows:

For ARE:

Aventine Renewable Energy, Inc.

Attention: President & CEO

P.O. Box 10

Pekin, IL 61555

Fax No.: (309) 347-8541

And for Panda:

Panda Hereford Ethanol, L.P.

Attention: General Counsel

4100 Spring Valley, Suite 1001

Dallas, Texas 75244

Fax No.: (972) 980-6815

To the extent that the deadline for the delivery of any notice or communication to be made hereunder falls on a day that is not a Business Day, such deadline shall be automatically extended to the next following Business Day.

16.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in multiple counterparts, each of which shall constitute an original, as of the date first written above.

AVENTINE RENEWABLE ENERGY, INC.

By:	/s/ RONALD H. MILLER
Name:	Ronald H. Miller
Title:	President & CEO

PANDA HEREFORD ETHANOL, L.P.

By:	PHE I, LLC,
its General Partner

By:	/s/ J.L. ADAMS, JR.
Name:	J. L. Adams, Jr.
Title:	Vice President – Fuels & Commodities